Exhibit 99.1
Endo Announces Settlement in Principle to Resolve "Track 1" Opioid Cases
DUBLIN, August 20, 2019 -- In light of recent media coverage and inquiries, Endo International plc (NASDAQ: ENDP) today announced that its subsidiaries Endo Pharmaceuticals Inc., Endo Health Solutions Inc., Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc. (collectively, the “Endo Entities”) have reached a settlement in principle with the County of Cuyahoga, Ohio, the County of Summit, Ohio and certain related persons in connection with the following lawsuits pending in the U.S. District Court for the Northern District of Ohio: The County of Cuyahoga, et al. v. Purdue Pharma, L.P., et al., Case No. 17-OP-45004; and The County of Summit, et al. v. Purdue Pharma, L.P., et al., Case No. 18-OP-45090 (collectively, the “Track 1 Cases”). The settlement will be effective only upon the execution of definitive documentation.
If finalized, the settlement will resolve the Track 1 Cases. The Track 1 Cases assert various claims arising from or otherwise relating to the manufacturing, marketing, distribution, supply, sale, prescribing, use and/or abuse of branded and generic opioid medications. Under the settlement in principle, Endo will pay a total sum of $10 million and will provide up to $1 million of its Vasostrict® and Adrenalin® products free of charge, all to be allocated by and between the two plaintiff counties in their sole discretion. Further, in the event of a comprehensive resolution of government-related opioid claims, the Company has agreed that the two plaintiff counties will receive the value they would have received under such resolution less the total value of the settlement in principle announced today. The settlement will include no admission of wrongdoing, fault or liability of any kind by the Endo Entities and is based on the avoidance of litigation risk and associated costs.
Matthew J. Maletta, Endo’s Executive Vice President and Chief Legal Officer, stated that “Endo is pleased to have reached a resolution in principle of the Track 1 Cases, which are currently scheduled to go to trial in October 2019. This is a favorable outcome for the Company. As context, the cash portion of the settlement approximates the estimated cost to Endo of proceeding through trial while the product portion of the settlement illustrates the importance of Endo’s critical care products. It is important to note that the value of the settlement should not be extrapolated to any other opioid-related cases or claims.”
About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
Certain information in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation including, but not limited to, the statements by Mr. Maletta and other statements relating to the terms of the potential settlement and its expected impact on the ongoing lawsuits against the Company. The statements with respect to the settlement in principle are forward-looking statements based on the Company’s current expectations of the definitive settlement documentation’s final terms. Accordingly, the terms of the definitive settlement, as well as the Company’s ability to negotiate definitive documentation for the settlement, may change, possibly materially, from what is currently expected. Other statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are also forward-looking statements. All forward-looking statements in this press release reflect Endo’s current analysis of existing information and represent Endo’s judgment only as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results, including the outcome of litigation, could vary materially from Endo’s expectations. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; the timing and outcome of litigation, settlement discussions or other proceedings; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

SOURCE Endo International plc
Media: Heather Zoumas-Lubeski, (484) 216-6829;
Investors: Laure E. Park, (845)-364-4833
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